EXHIBIT 99.1

Gilla Inc. Engages E-Cigarette Contract Manufacturer

Miami, Florida – May 21th, 2013 – Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA) is pleased to announce that the Company has procured a new supply contract with an electronic cigarette (“e-cigarette”) contract manufacturer to produce and supply the Company with e-cigarette products and related accessories. The manufacturer has agreed to supply e-cigarettes as specifically designed by the Company.

The Company plans to market and distribute its first brand of e-cigarette products through large networks of retail and convenience stores in the United States, South America and Europe. A full rollout announcement of the Company’s first e-cigarette brand and future plans is expected in the upcoming weeks.

About Gilla Inc.
Gilla Inc. designs, markets and distributes electronic cigarettes (“e-cigarettes”) and accessories. E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company's ability to retain key management and employees; intense competition and the company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.'s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.'s SEC filings.

This release does not constitute an offer for sale of securities.

For further information please contact

Gilla Inc.
Mr. Graham Simmonds
+1-416-843-2881
graham@gillainc.com